Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEB CAST PRESENTATION

AT CL KING BEST IDEAS CONFERENCE

-ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR
AUGUST 2009-

RONKONKOMA, N.Y. – September 10, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the CL King Best Ideas Conference in New York on Thursday, September 17, 2009.

The presentation is scheduled to be web cast live on NBTY’s web site, (www.nbty.com) on Thursday, September 17, 2009 at 2:15PM Eastern Time.

NBTY’s preliminary unaudited net sales results for August 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF AUGUST

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$148	$124	19%

North American Retail	$18	$17	2%

European Retail	$53	$44	20%

Direct Response / E-Commerce	$18	$18	-3%

Total	$236	$204	16%

Leiner Health Products, which was acquired on July 14, 2008, has been fully integrated into the Wholesale / US Nutrition operations.  North American Retail same store sales increased 2% for the one month period.  European Retail net sales for August 2009 include $9 million from Julian Graves, which NBTY acquired on September 16, 2008.  Without Julian Graves sales, European Retail net sales decreased 1%.  In local currency (British Pound Sterling), excluding Julian Graves sales, European Retail net sales increased 14%.

NBTY’s preliminary unaudited net sales results for the two months of July and August 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS JULY AND AUGUST

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$275	$230	20%

North American Retail	$34	$34	0%

European Retail	$108	$91	19%

Direct Response / E-Commerce	$37	$37	-1%

Total	$454	$391	16%

As previously stated, Leiner Health Products, which was acquired on July 14, 2008, has been fully integrated into the Wholesale / US Nutrition operations.  North American Retail same store sales decreased 1% for the two-month period of July and August 2009.  European Retail net sales for the two-month period of July and August 2009 include $18 million from Julian Graves, which NBTY acquired on September 16, 2008.  Without Julian Graves sales, European Retail net sales decreased 1%.  In local currency (British Pound Sterling), excluding Julian Graves sales, European Retail net sales increased 16%.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown®  (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.